Exhibit 99.1

PRESS RELEASE

DD3 Acquisition Corp. announces it has entered into a definitive agreement to merge with Betterware

•	Betterware is a fast growing direct-to-consumer company selling innovative household goods, with a unique product portfolio focused on providing everyday solutions for modern spaces

•	Streamlined sales force comprised of +400k distributors and associates serving three million households every six weeks in 800 communities across Mexico

•	Unique logistics platform results in a zero last mile distribution cost

•	Consistent market expansion has been supported by its cutting-edge internal business intelligence and data analytics unit

•	Outstanding financial performance, with 2015-2018 CAGR in Net Company Sales and EBITDA of 37% and 41%, respectively

New York – August 5, 2019 – DD3 Acquisition Corp. (“DD3”) (Nasdaq: DDMX), a publicly-traded special purpose acquisition company and Betterware de Mexico (“Betterware”), a leading direct-to-consumer selling company in Mexico (focused on the home solutions and organization segment), announced today they have entered into a definitive agreement to merge. The combined company will operate as “Betterware” and is expected to remain publicly listed on Nasdaq. The transaction implies an initial enterprise value of approximately US$367 million representing a multiple of 8.6x Betterware’s estimated 2019 EBITDA.

Betterware Overview

Founded in 1995, Betterware is a leading direct-to-consumer company in Mexico. Betterware is focused on the home organization segment, with a wide product portfolio for daily solutions including home organization, kitchen preparation, food containers, smart furniture, technology and mobility, as well as other minor categories.

Supported by its unique business intelligence and data analytics unit, Betterware has been able to achieve sustainable double-digit growth rates by successfully expanding its market penetration through a dynamic and motivated sales force comprised of more than 400,000 distributors and associates. In addition, both the business intelligence and data analytics unit provide daily monitoring of key metrics and product intelligence.

Due to its meticulous logistics planning through the supply chain, Betterware has achieved a 98.5% rate of just-in-time deliveries anywhere in the country, within 24 to 48 hours and with zero last mile cost. Betterware’s asset light model also has enabled the company to grow at a double-digit rate with very limited capex and high cash conversion rates.

“We are very excited about becoming a public company to support our continued expansion and boost our growth opportunities. This transaction represents the next chapter of our journey to become the leading consumer company in Mexico and Latin America focused on the home solution and organizational segment” stated Luis Campos, Chairman of Betterware.

“When we launched DD3, we told investors that we would look for high cash conversion companies with an asset light business model and high growth performance. We found the perfect fit with Betterware, a leading consumer sector company with a proven track record and tremendous growth opportunities. I look forward to working with Luis and his dynamic team to help them thrive as a public company while they continue implementing fast growing initiatives” stated Martín Werner, CEO of DD3.

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PRESS RELEASE

Summary of the Transaction

Current Betterware shareholders will roll over most of their equity stakes and will remain majority owners of the combined company, with an anticipated ~80% stake at closing, while the remaining ownership will be held by public investors and DD3.

Luis Campos, Chairman of Betterware, and Andres Campos, CEO of Betterware, will continue to run the combined company. Martin Werner, CEO & Chairman of DD3, and Guillermo Ortiz, board member of DD3, are expected to join the combined company’s board of directors, bringing their valuable know-how and wide network in the finance industry.

The transaction is expected to be completed during the fourth quarter of 2019, subject to approval from DD3’s shareholders and other customary closing conditions.

Proceeds from the transaction will be used by the combined company to support and enhance future growth and maintain financial flexibility, among other uses considered by current shareholders of Betterware.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transaction, copies of which will be filed by DD3 with the United States Securities and Exchange Commission (“SEC”) as exhibits to a current report on Form 8-K.

Management Presentation Information

The management teams of DD3 and Betterware will hold a conference call and make a presentation regarding the transaction on August 6, 2019 at 11:00 AM ET. In connection with this event, DD3 will file an investor presentation with the SEC which can be viewed at www.sec.gov or downloadable one hour prior to the conference call from DD3’s website at: http://ir.dd3.mx

For those wishing to participate, please dial +1 334-323-7224 and use the passcode “BETTER”. To follow the investor presentation, go to: https://www.conferenceamerica.com/webecho/GuestLogin.aspx?ConfRef=79265289&Pin=3933 This platform will be open during the live conference call. Recordings will also be available to play/download at DD3’s website 1 hr. after the call for a 1-week period, and as per request.

Important Information for DD3 Investors and Shareholders

A full description of the transaction terms will be provided in a registration statement on Form F-4 that will include a proxy statement for the shareholders of DD3, which will constitute a prospectus of Betterware in respect of the combined company securities to be issued in the transaction (the “Proxy Statement”), to be filed with the SEC. DD3 urges investors, shareholders and other interested persons to read, when available, the preliminary Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about DD3, Betterware and the transaction. The definitive Proxy Statement will be mailed to shareholders of DD3 as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a copy of the Proxy Statement, without charge, by directing a request to: DD3 Acquisition Corp., c/o DD3 Mex Acquisition Corp., Pedregal 24, 4th Floor, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico. The preliminary and definitive Proxy Statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

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PRESS RELEASE

Forward Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, and the closing of the proposed transaction. These statements are based on various assumptions and on the current expectations of DD3 and Betterware management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of DD3 and Betterware. These forward-looking statements are subject to a number of risks and uncertainties, including changes in Betterware’s clients’ preferences, prospects and the competitive conditions prevailing in the industries in which Betterware operates; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the shareholders of DD3 for the proposed transaction is not obtained; failure to realize the anticipated benefits of the proposed transaction, including as a result of a delay in consummating the proposed transaction or a delay or difficulty in integrating the businesses of DD3 and Betterware; the amount of redemption requests made by DD3’s shareholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction; those factors discussed in DD3’s final prospectus for its initial public offering filed with the SEC on October 12, 2018 under the heading “Risk Factors,” and other documents of DD3 filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither DD3 nor Betterware presently know or that DD3 and Betterware currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect DD3’s and Betterware’s expectations, plans or forecasts of future events and views as of the date of this press release. DD3 and Betterware anticipate that subsequent events and developments will cause DD3’s and Betterware’s assessments to change. However, while DD3 and Betterware may elect to update these forward-looking statements at some point in the future, DD3 and Betterware specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing DD3’s and Betterware’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Participants in the Solicitation

DD3, Betterware and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of DD3 is set forth in the final prospectus for its initial public offering filed with the SEC on October 12, 2018. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the proposed transaction will be set forth in the Proxy Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of DD3 or Betterware, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Contact

For further inquiries, please reach: contact@dd3.mx

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